Exhibit 99.1
Item 6. Selected Financial Data
Selected Consolidated Financial and Operating Data
The following table provides selected consolidated financial data as of and for the periods shown and has been revised as a result of a common control transaction. On February 13, 2015, we closed our acquisition from SemGroup of the Wattenberg Oil Trunkline.   The Wattenberg Oil Trunkline acquisition was deemed a transaction among entities under common control and a change in reporting entity. Transfers of net assets or exchanges of membership interests between entities under common control are accounted for as if the transfer occurred at the beginning of the period, and prior periods are retrospectively adjusted to present comparative information similar to the pooling of interests method.  The balance sheet data as of December 31, 2014, 2013, 2012, 2011 and 2010 and the statement of income data for the years ended December 31, 2014, 2013, 2012, 2011 and 2010, have been derived from our audited financial statements for those dates and periods, as revised. The selected financial data provided below should be read in conjunction with “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the period ended December 31, 2014 and our consolidated financial statements and related notes included in this Exhibit 99.1.
The consolidated financial data included in the following table includes the activity of our predecessor prior to November 29, 2011. The predecessor included SemCrude, L.P. (“SemCrude”), a wholly-owned subsidiary of SemGroup (exclusive of SemCrude’s ownership interests in SCPL, which held a 51% ownership interest in White Cliffs), and Eaglwing, L.P. (“Eaglwing”), which is also a wholly-owned subsidiary of SemGroup. Although Eaglwing is not currently conducting any revenue-generating operations and was not contributed to Rose Rock, it was included in the financial statements of the predecessor because it previously conducted operations that were similar to those of SemCrude. Eaglwing did not have a significant impact on these financial statements during the periods presented. Subsequent to November 29, 2011, the consolidated financial data included in the following table includes the accounts of Rose Rock and its controlled subsidiaries, which include SemCrude.
The following table presents the non-GAAP financial measures of Adjusted gross margin and Adjusted EBITDA, which we use in our business and view as important supplemental measures of our performance and, in the case of Adjusted EBITDA, our liquidity. Adjusted gross margin and Adjusted EBITDA are not calculated or presented in accordance with GAAP. For definitions of Adjusted gross margin and Adjusted EBITDA and a reconciliation of Adjusted gross margin to operating income (loss) and of Adjusted EBITDA to net income (loss) and net cash provided by (used in) operating activities, their most directly comparable financial measures calculated and presented in accordance with GAAP, please see “Non-GAAP Financial Measures”.

1

				Predecessor
	Year ended December 31, 2014	Year Ended December 31, 2013	Year Ended December 31, 2012	Year Ended December 31, 2011	Year Ended December 31, 2010
	(in thousands, except per unit and operating data)
Statement of income data:
Total revenues	$1,298,097	$767,202	$620,417	$431,321	$208,081
Operating income	$84,184	$45,682	$25,935	$24,861	$22,974
Net income	$62,925	$37,515	$23,954	$23,235	$23,477
Net income attributable to noncontrolling interests	$7,758	$1,256	$—	$—	$—
Net income attributable to Rose Rock Midstream, L.P.	$55,167	$36,259	$23,954	$23,235	$23,477
Net income per common unit (basic) (1)	$1.69	$1.66	$1.40	$0.06	$—
Net income per common unit (diluted) (1)	$1.69	$1.66	$1.40	$0.06	$—
Net income per subordinated unit (basic and diluted) (1)	$1.66	$1.59	$1.40	$0.06	$—
Net income (loss) per Class A unit (basic and diluted)	$0.06	$(0.39)	$—	$—	$—
Statement of cash flows data:
Net cash provided by (used in):
Operating activities	$111,093	$73,392	$35,113	$51,085	$31,492
Investing activities	$(239,752)	$(254,612)	$(40,372)	$(31,631)	$(16,723)
Financing activities	$116,847	$196,549	$(4,342)	$(10,048)	$(14,466)
Other financial data:
Distributions paid per common and subordinated unit	$2.07	$1.72	$1.21	$—	$—
Adjusted gross margin	$165,114	$102,469	$74,647	$64,269	$62,230
Adjusted EBITDA	$127,929	$68,633	$39,500	$34,798	$38,564
Capital expenditures	$61,282	$51,560	$40,616	$31,635	$16,732
Acquisitions	$133,993	$171,258	$—	—	—
Balance sheet data (at period end):
Property, plant and equipment, net	$396,066	$351,156	$303,776	$276,246	$260,048
Total assets	$1,006,263	$937,136	$556,972	$445,494	$357,131
Long-term debt	$432,092	$245,088	$4,562	$87	$—
Partners’ capital	$308,489	$317,709	$320,553	$304,854	$289,988
Noncontrolling interests in consolidated subsidiaries	$—	$78,557	$—	$—	$—
Total equity	$308,489	$396,266	$320,553	$304,854	$289,988
Operating data:
Cushing storage capacity (MMBbls as of period end)	7.6	7.4	7.0	4.7	4.7
Percent of Cushing capacity contracted (as of period end)	86%	93%	96%	95%	95%
Transportation volumes (average Bpd)	151,700	69,200	48,900	29,900	26,600
Marketing volumes (average Bpd)	52,300	30,200	21,400	13,200	15,800
Unloading/Platteville volumes (average Bpd)	60,700	59,100	43,500	32,400	25,800

(1) Amount for the year ended December 31, 2011 was calculated on net income subsequent to initial public offering on December 14, 2011.

2

Non-GAAP Financial Measures
We define Adjusted gross margin as total revenues minus cost of products sold and unrealized gain (loss) on derivatives. We define Adjusted EBITDA as net income (loss) before interest expense, income tax expense (benefit), depreciation and amortization, earnings from equity method investments, and any other non-cash adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities plus cash distributions from equity method investments.
Adjusted gross margin and Adjusted EBITDA are not financial measures presented in accordance with GAAP. We believe that the presentation of these non-GAAP financial measures provide useful information to investors in assessing our financial condition and results of operations.
Operating income (loss) is the GAAP measure most directly comparable to Adjusted gross margin, and net income (loss) and cash provided by (used in) operating activities are the GAAP measures most directly comparable to Adjusted EBITDA. Our non-GAAP financial measures should not be considered as alternatives to the most directly comparable GAAP financial measures. These non-GAAP financial measures have important limitations as analytical tools because they exclude some, but not all, items that affect the most directly comparable GAAP financial measures. You should not consider Adjusted gross margin and Adjusted EBITDA in isolation or as substitutes for analysis of our results as reported under GAAP. Because Adjusted gross margin and Adjusted EBITDA may be defined differently by other companies in our industry, our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.
Management compensates for the limitation of Adjusted gross margin and Adjusted EBITDA as analytical tools by reviewing the comparable GAAP measures, understanding the differences between Adjusted gross margin and Adjusted EBITDA, on the one hand, and operating income (loss), net income (loss) and net cash provided by (used in) operating activities, on the other hand, and incorporating this knowledge into its decision-making processes. We believe that investors benefit from having access to the same financial measures that our management uses in evaluating our operating results.
The following table presents a reconciliation of: (i) Adjusted gross margin to operating income, and (ii) Adjusted EBITDA to net income and net cash provided by operating activities, the most directly comparable GAAP financial measures for each of the periods indicated.

				Predecessor
	Year Ended December 31, 2014	Year Ended December 31, 2013	Year Ended December 31, 2012	Year Ended December 31, 2011	Year Ended December 31, 2010
	(In thousands)
Reconciliation of operating income to Adjusted gross margin:
Operating income	$84,184	$45,682	$25,935	$24,861	$22,974
Add:
Operating expense	80,479	36,067	23,302	18,973	20,398
General and administrative expense	19,415	15,557	12,083	9,843	7,660
Depreciation and amortization expense	40,035	23,708	12,131	11,379	10,435
Less:
Earnings from equity method investment	57,378	17,571	—	—	—
Impact from derivative instruments:
Total gain (loss) on derivatives, net	17,351	(1,593)	149	(386)	403
Total realized (gain) loss (cash outflow) on derivatives, net	(15,730)	2,567	(1,345)	1,173	(1,166)
Non-cash unrealized gain (loss) on derivatives, net	1,621	974	(1,196)	787	(763)
Adjusted gross margin	$165,114	$102,469	$74,647	$64,269	$62,230

3

				Predecessor
	Year Ended December 31, 2014	Year Ended December 31, 2013	Year Ended December 31, 2012	Year Ended December 31, 2011	Year Ended December 31, 2010
		(In thousands)
Reconciliation of net income to Adjusted EBITDA:
Net income	$62,925	$37,515	$23,954	$23,235	$23,477
Add:
Interest expense	21,279	8,181	1,912	1,823	482
Depreciation and amortization	40,035	23,708	12,131	11,379	10,435
Distributions from equity method investment	66,768	16,999	—	—	—
Inventory valuation adjustment	5,667	—	—	—	—
Non-cash equity compensation	943	806	308	—	—
Loss (gain) on disposal of long-lived assets, net	319	(31)	(1)	64	67
Provision for (recovery of) uncollectible accounts receivable	—	—	—	(916)	3,340
Less:
Earnings from equity method investment	57,378	17,571	—	—	—
White Cliffs distributions attributable to noncontrolling interests	11,008	—	—	—	—
Impact from derivative instruments:
Total gain (loss) on derivatives, net	17,351	(1,593)	149	(386)	403
Total realized (gain) loss (cash outflow) on derivatives, net	(15,730)	2,567	(1,345)	1,173	(1,166)
Non-cash unrealized gain (loss) on derivatives, net	1,621	974	(1,196)	787	(763)
Adjusted EBITDA	$127,929	$68,633	$39,500	$34,798	$38,564

Reconciliation of net cash provided by operating activities to Adjusted EBITDA:
Net cash provided by operating activities	$111,093	$73,392	$35,113	$51,085	$31,492
Less:
Changes in operating assets and liabilities, net	1,296	12,129	(2,834)	18,082	(6,590)
White Cliffs distributions attributable to noncontrolling interests	11,008	—	—	—	—
Add:
Interest expense, excluding amortization of debt issuance costs	19,750	7,370	1,553	1,795	482
Distributions from equity method investment in excess of equity in earnings	9,390	—	—	—	—
Adjusted EBITDA	$127,929	$68,633	$39,500	$34,798	$38,564

4

Item 8. Financial Statements and Supplementary Data

Index to Financial Statements
Rose Rock Midstream, L.P.

Report of Independent Registered Public Accounting Firm

Board of Directors of Rose Rock Midstream GP, LLC, as General Partner of Rose Rock Midstream, L.P., and the Partners of Rose Rock Midstream, L.P.
Tulsa, Oklahoma

We have audited the accompanying consolidated balance sheets of Rose Rock Midstream, L.P. (the “Partnership”) as of December 31, 2014 and 2013 and the related consolidated statements of income, changes in equity, and cash flows for each of the three years in the period ended December 31, 2014. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Rose Rock Midstream, L.P. at December 31, 2014 and 2013, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2014, in conformity with accounting principles generally accepted in the United States of America.
/s/ BDO USA, LLP
Dallas, Texas
February 27, 2015, except for the matters described in Note 1 in the first paragraph under the caption "Basis of presentation", as to which the date is May 11, 2015

ROSE ROCK MIDSTREAM, L.P.
Consolidated Balance Sheets
(In thousands, except units)

	December 31, 2014	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$3,625	$15,437
Accounts receivable	224,881	217,583
Receivable from affiliates	15,485	56,220
Inventories	26,722	30,779
Other current assets	4,056	1,917
Total current assets	274,769	321,936
Property, plant and equipment, net	396,066	351,156
Equity method investment	269,635	224,095
Goodwill	36,116	28,322
Other intangible assets (net of accumulated amortization of $370 and $1,155 at December 31, 2014 and 2013, respectively)	16,640	5,775
Other noncurrent assets, net	13,037	5,852
Total assets	$1,006,263	$937,136
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$211,300	$212,449
Payable to affiliates	27,909	69,368
Accrued liabilities	23,282	10,151
Other current liabilities	3,191	3,814
Total current liabilities	265,682	295,782
Long-term debt	432,092	245,088
Commitments and contingencies (Note 9)
Partners’ capital:
Common units – public (13,765,451 and 13,759,739 units issued and outstanding at December 31, 2014 and 2013, respectively)	69,929	159,961
Common units – SemGroup (6,814,709 and 4,389,709 units issued and outstanding at December 31, 2014 and 2013, respectively)	155,367	79,218
Subordinated units – SemGroup (8,389,709 units issued and outstanding at December 31, 2014 and 2013)	(60,760)	(5,375)
Class A units - SemGroup (3,750,000 and 2,500,000 units issued and outstanding at December 31, 2014 and 2013, respectively)	76,321	40,772
General partner	67,632	43,133
Total Rose Rock Midstream, L.P. partners’ capital	308,489	317,709
Noncontrolling interests in consolidated subsidiaries	—	78,557
Total equity	308,489	396,266
Total liabilities and equity	$1,006,263	$937,136
The accompanying notes are an integral part of these consolidated financial statements.

ROSE ROCK MIDSTREAM, L.P.
Consolidated Statements of Income
(In thousands, except per unit data)

	Year Ended December 31, 2014	Year Ended December 31, 2013	Year Ended December 31, 2012
Revenues, including revenues from affiliates (Note 14):
Product	$1,185,456	$702,028	$576,158
Service	112,641	65,174	44,318
Other	—	—	(59)
Total revenues	1,298,097	767,202	620,417
Expenses, including expenses from affiliates (Note 14):
Costs of products sold, exclusive of depreciation and amortization	1,131,362	663,759	546,966
Operating	80,479	36,067	23,302
General and administrative	19,415	15,557	12,083
Depreciation and amortization	40,035	23,708	12,131
Total expenses	1,271,291	739,091	594,482
Earnings from equity method investment	57,378	17,571	—
Operating income	84,184	45,682	25,935
Other expenses:
Interest expense	21,279	8,181	1,912
Other expense (income), net	(20)	(14)	69
Total other expenses, net	21,259	8,167	1,981
Net income	62,925	37,515	23,954
Less: net income attributable to noncontrolling interests	7,758	1,256	—
Net income attributable to Rose Rock Midstream, L.P.	$55,167	$36,259	$23,954
Net income allocated to general partner	$8,142	$728	$479
Net income allocated to common unitholders	$32,914	$22,701	$11,737.5
Net income allocated to subordinated unitholders	$13,912	$13,321	$11,737.5
Net income (loss) allocated to Class A unitholders	$199	$(491)	$—
Net income (loss) per limited partner unit:
Common unit (basic)	$1.69	$1.66	$1.40
Common unit (diluted)	$1.69	$1.66	$1.40
Subordinated unit (basic and diluted)	$1.66	$1.59	$1.40
Class A unit (basic and diluted)	$0.06	$(0.39)	$—
Basic weighted average number of limited partner units outstanding:
Common units	19,419	13,672	8,390
Subordinated units	8,390	8,390	8,390
Class A units	3,154	1,264	—
Diluted weighted average number of limited partner units outstanding:
Common units	19,484	13,708	8,406
Subordinated units	8,390	8,390	8,390
Class A units	3,154	1,264	—
The accompanying notes are an integral part of these consolidated financial statements.

ROSE ROCK MIDSTREAM, L.P.
Consolidated Statements of Changes in Equity
(In thousands)

	Common Units - Public	Common Units - SemGroup	Subordinated Units	Class A Units	General Partner Interest	Non-controlling Interests	Total Equity
Balance at December 31, 2011	$127,531	$37,739	$133,487	$—	$6,097	$—	$304,854
Net income	9,797	1,940	11,738	—	479	—	23,954
Cash distributions to partners	(8,502)	(1,687)	(10,189)	—	(417)	—	(20,795)
Cash contributions from general partner	—	—	—	—	12,230	—	12,230
Non-cash equity compensation	308	—	—	—	—	—	308
Balance at December 31, 2012	129,134	37,992	135,036	—	18,389	—	320,551
Net income	17,710	4,991	13,321	(491)	728	1,256	37,515
Equity issuance	210,226	98,895	—	70,105	7,905	—	387,131
Consolidation of SemCrude Pipeline, L.L.C.	—	—	—	—	—	77,301	77,301
Purchase price in excess of historical cost of interest in SemCrude Pipeline, L.L.C.	(180,216)	(57,683)	(139,281)	(28,842)	(8,286)	—	(414,308)
Unvested distribution equivalent rights	(52)	—	—	—	—	—	(52)
Cash distributions to partners	(17,647)	(4,977)	(14,451)	—	(1,001)	—	(38,076)
Cash contributions from general partner	—	—	—	—	25,398	—	25,398
Non-cash equity compensation	806	—	—	—	—	—	806
Balance at December 31, 2013	159,961	79,218	(5,375)	40,772	43,133	78,557	396,266
Net income	22,817	10,097	13,912	199	8,142	7,758	62,925
Cash distributions to noncontrolling interest	—	—	—	—	—	(10,683)	(10,683)
Contributions from noncontrolling interest	—	—	—	—	—	14,367	14,367
Purchase of remaining one-third interest in SemCrude Pipeline, L.L.C.	—	—	—	—	—	(89,999)	(89,999)
Equity issuance	—	120,013	—	58,563	3,644	—	182,220
Purchase price in excess of historical cost of interest in SemCrude Pipeline, L.L.C.	(85,173)	(42,183)	(51,931)	(23,213)	(4,133)	—	(206,633)
Unvested distribution equivalent rights	(125)	—	—	—	—	—	(125)
Cash distributions to partners	(28,494)	(11,778)	(17,366)	—	(4,701)	—	(62,339)
Cash contributions from general partner	—	—	—	—	21,547	—	21,547
Non-cash equity compensation	943	—	—	—	—	—	943
Balance at December 31, 2014	$69,929	$155,367	$(60,760)	$76,321	$67,632	$—	$308,489
The accompanying notes are an integral part of these consolidated financial statements.

ROSE ROCK MIDSTREAM, L.P.
Consolidated Statements of Cash Flows
(In thousands)

	Year ended December 31, 2014	Year Ended December 31, 2013	Year Ended December 31, 2012
Cash flows from operating activities:
Net income	$62,925	$37,515	$23,954
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	40,035	23,708	12,131
Loss (gain) on disposal of long-lived assets, net	319	(31)	(1)
Earnings from equity method investment	(57,378)	(17,571)	—
Distributions from equity method investment	57,378	16,999	—
Amortization of debt issuance costs	1,529	811	359
Non-cash equity compensation	943	806	308
Net unrealized (gain) loss related to derivative instruments	(1,621)	(974)	1,196
Inventory valuation adjustment	5,667	—	—
Changes in assets and liabilities, net of the effect of acquisitions:
Decrease (increase) in accounts receivable	(7,298)	13,179	(91,207)
Decrease (increase) in receivable from affiliates	40,735	(56,163)	2,153
Decrease (increase) in inventories	(1,610)	(7,465)	(3,251)
Decrease (increase) in other current assets	(461)	832	(1,707)
Decrease (increase) in other noncurrent assets	(120)	(7)	(20)
Increase (decrease) in accounts payable and accrued liabilities	11,623	(4,963)	96,537
Increase (decrease) in payable to affiliates	(41,573)	66,716	(5,339)
Net cash provided by operating activities	111,093	73,392	35,113
Cash flows from investing activities:
Capital expenditures	(61,282)	(51,560)	(40,616)
Proceeds from sale of long-lived assets	1,063	38	244
Contributions to equity method investment	(54,930)	(31,832)	—
Acquisitions	(133,993)	(171,258)	—
Distributions from equity method investment in excess of equity in earnings	9,390	—	—
Net cash used in investing activities	(239,752)	(254,612)	(40,372)
Cash flows from financing activities:
Debt issuance costs	(8,593)	(4,069)	(252)
Borrowings on revolving credit facility and issuance of senior unsecured notes	844,415	558,000	91,000
Principal payments on revolving credit facility	(657,415)	(317,500)	(86,525)
Principal payments on capital lease obligations	(39)	(27)	—
Proceeds from common L.P. unit issuance, net of offering costs	—	210,226	—
Contributions from general partner	21,547	28,640	12,230
Cash consideration in excess of historical cost of interest in SemCrude Pipeline, L.L.C.	(24,413)	(240,645)	—
Cash distributions to partners	(62,339)	(38,076)	(20,795)
Cash distributions to noncontrolling interests	(10,683)	—	—
Contributions from noncontrolling interests	14,367	—	—
Net cash provided by (used in) financing activities	116,847	196,549	(4,342)
Net increase (decrease) in cash and cash equivalents	(11,812)	15,329	(9,601)
Cash and cash equivalents at beginning of period	15,437	108	9,709
Cash and cash equivalents at end of period	$3,625	$15,437	$108
The accompanying notes are an integral part of these consolidated financial statements.

ROSE ROCK MIDSTREAM, L.P.
Notes to the Consolidated Financial Statements

1.	OVERVIEW
Rose Rock Midstream, L.P. is a Delaware limited partnership. The general partner of Rose Rock Midstream, L.P. is Rose Rock Midstream GP, LLC, which is a wholly-owned subsidiary of SemGroup Corporation. SemGroup Corporation is a Delaware corporation headquartered in Tulsa, Oklahoma that provides diversified midstream services to the energy industry.
The terms “we”, “our”, “us”, “Rose Rock”, the “Partnership” and similar language used in these notes to the consolidated financial statements refer to Rose Rock Midstream, L.P and its subsidiaries. The term “SemGroup” refers to SemGroup Corporation and its controlled subsidiaries, including Rose Rock Midstream GP, LLC.
Rose Rock's assets include the following:

•	approximately 7.6 million barrels of crude oil storage capacity in Cushing, Oklahoma;

•
a 570-mile crude oil gathering and transportation pipeline system with over 630,000 barrels of associated storage capacity in Kansas and northern Oklahoma that is connected to several third-party pipelines and refineries and our storage terminal in Cushing;

•	a crude oil gathering, storage, transportation and marketing business in the Bakken Shale in North Dakota and Montana;

•	a 17-mile crude oil pipeline that connects our Platteville, Colorado crude oil terminal to the Tampa, Colorado crude oil market;

•	a crude oil trucking fleet of over 255 transport trucks and 275 trailers;

•
a 51% interest in White Cliffs, L.L.C. ("White Cliffs"), who owns a pipeline system that runs 527 miles and consists of two 12-inch common carrier, crude oil pipelines that transport crude oil from Platteville, Colorado in the DJ Basin to Cushing, Oklahoma (the "White Cliffs Pipeline");

•
a modern, 16-lane crude oil truck unloading facility with 230,000 barrels of associated storage capacity in Platteville, Colorado which connects to the origination point of the White Cliffs Pipeline; and

•	the Wattenberg Oil Trunkline ("WOT"), a 75-mile, 12-inch diameter crude oil gathering pipeline system that transports crude oil from production facilities in the DJ Basin to the White Cliffs Pipeline.

Basis of presentation
These consolidated financial statements include the accounts of Rose Rock and its controlled subsidiaries and have been revised to reflect the impact of a common control acquisition. On February 13, 2015, we completed the acquisition of the WOT and a 50% interest in Glass Mountain Pipeline, LLC from SemGroup (Note 3). The acquisition of WOT created a change in reporting entity, which required our historical results to be revised as if WOT had been part of Rose Rock in prior periods. The accompanying historical financial statements and related notes to the consolidated financial statements have been revised to reflect this change. Prior period earnings of WOT have been allocated to the general partner. Thus, there is no change in the total amount of historical earnings attributed to common unitholders.
These consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States. All significant transactions between Rose Rock and its consolidated subsidiaries have been eliminated. Our ownership interest in White Cliffs is reflected as an equity method investment as the other owners have substantive rights to participate in the management of White Cliffs.
Ownership
Our partnership interests include the following at December 31, 2014:

•	20,580,160 common units representing limited partner interests (of which 6,814,709 units are held by SemGroup);

•	8,389,709 subordinated units representing limited partner interests (all of which are held by SemGroup);

•
3,750,000 Class A units representing limited partner interests (all of which are held by SemGroup), which did not participate in cash distributions until conversion to common units in January 2015; and

•	a 2% general partner interest (which is held by SemGroup).

ROSE ROCK MIDSTREAM, L.P.
Notes to the Consolidated Financial Statements

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
USE OF ESTIMATES – The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts and disclosures in the financial statements. Our significant estimates include, but are not limited to: (1) allowances for doubtful accounts receivable; (2) estimated useful lives of assets, which impacts depreciation; (3) estimated fair values of long-lived assets used in impairment tests; (4) fair values of derivative instruments; (5) valuation of goodwill and other intangible assets; and (6) accrual and disclosure of contingent losses. Although management believes these estimates are reasonable, actual results could differ materially from these estimates.
CASH AND CASH EQUIVALENTS—Cash includes currency on hand and demand and time deposits with banks or other financial institutions. Cash equivalents include highly liquid investments with maturities of three months or less at the date of purchase. Balances at financial institutions may exceed federally insured limits.
ACCOUNTS RECEIVABLE – Accounts receivable are reported net of the allowance for doubtful accounts. Our assessment of the allowance for doubtful accounts is based on several factors, including the overall creditworthiness of our customers, existing economic conditions, and the amount and age of past due accounts. We enter into netting arrangements with certain counterparties to help mitigate credit risk. Receivables subject to netting are presented as gross receivables (with the related accounts payable also presented gross) until such time as the balances are settled. Receivables are considered past due if full payment is not received by the contractual due date. Past due accounts are written off against the allowance for doubtful accounts only after all collection attempts have been exhausted. The allowance for doubtful accounts was $0 at December 31, 2014 and 2013.
INVENTORIES – Inventories primarily consist of crude oil. Inventories are valued at the lower of cost or market, with cost generally determined using the weighted-average method. The cost of inventory includes applicable transportation costs. During the year ended December 31, 2014, we recorded non-cash charges of $5.7 million to write-down inventory to the lower of cost or market.
We enter into exchanges with third parties whereby we acquire products that differ in location, grade, or delivery date from products we have available for sale. These exchanges are valued at cost, and although a transportation, location or product differential may be recorded, generally no gain or loss is recognized.
PROPERTY, PLANT AND EQUIPMENT – Property, plant and equipment is recorded at cost. We capitalize costs that extend or increase the future economic benefits of property, plant and equipment, and expense maintenance costs that do not. When assets are disposed of, their cost and related accumulated depreciation are removed from the balance sheet, and any resulting gain or loss is recorded within operating expenses in the consolidated statements of income.
Depreciation is calculated primarily on the straight-line method over the following estimated useful lives:

Pipelines and related facilities	20 years
Storage and terminal facilities	10 –25 years
Trucking equipment and other	3 – 7 years
Construction in process is reclassified to the fixed asset categories above and depreciation commences once the asset has been placed in-service.
LINEFILL – Pipelines and storage facilities generally require a minimum volume of product in the system to enable the system to operate. Such product, known as linefill, is generally not available to be withdrawn from the system. Linefill owned by us in facilities operated by us is recorded at historical cost, is included in property, plant and equipment in the consolidated balance sheets, and is not depreciated. We also own linefill in third-party facilities, which is included in inventory on the consolidated balance sheets.
IMPAIRMENT OF LONG-LIVED ASSETS – We test long-lived asset groups for impairment when events or circumstances indicate that the net book value of the asset group may not be recoverable. We test an asset group for impairment by estimating the undiscounted cash flows expected to result from its use and eventual disposition. If the estimated undiscounted cash flows are lower than the net book value of the asset group, we then estimate the fair value of the asset group and record a reduction to the net book value of the assets and a corresponding impairment loss.
GOODWILL — We test goodwill for impairment on an annual basis, or more often if circumstances warrant, by estimating the fair value of the asset group to which the goodwill relates and comparing this fair value to the net book value of the asset group. If fair value is less than net book value, we estimate the implied fair value of goodwill, reduce

ROSE ROCK MIDSTREAM, L.P.
Notes to the Consolidated Financial Statements

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, Continued

the book value of the goodwill to the implied fair value, and record a corresponding impairment loss. Our policy is to test goodwill for impairment on October 1st of each year.
INTANGIBLE ASSETS — Intangible assets are stated at cost, net of accumulated amortization, which is recorded on a straight-line basis over the life of the asset. We review amortizable intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. If such a review should indicate that the carrying amount of amortizable intangible assets is not recoverable, we reduce the carrying amount of such assets to fair value.
EQUITY METHOD INVESTMENTS — We account for an investment under the equity method when we have significant influence over, but not control of, the significant operating decisions of the investee. Under the equity method, we record in the consolidated statements of income our share of the earnings or losses of the investee, with a corresponding adjustment to the investment balance on our consolidated balance sheet. When we receive a distribution from an equity method investee, we record a corresponding reduction to the investment balance.
DEBT ISSUANCE COSTS — Costs incurred in connection with the issuance of long-term debt are reported as other noncurrent assets and are amortized to interest expense using the straight-line method over the term of the related debt. Use of the straight-line method of amortization does not differ materially from the “effective interest” method.
COMMODITY DERIVATIVE INSTRUMENTS – We generally record the fair value of derivative instruments on the consolidated balance sheets and the change in fair value as an increase or decrease to product revenue. As shown in Note 6, the fair value of derivatives at December 31, 2014 and 2013 are recorded to other current assets or other current liabilities on the consolidated balance sheets. Related margin deposits are recorded to other current assets or other current liabilities on the consolidated balance sheets. Margin deposits have not generally been netted against derivative assets or liabilities at December 31, 2014 and 2013.
The fair value of a derivative contract is determined based on the nature of the transaction and the market in which the transaction was executed. Quoted market prices, when available, are used to value derivative transactions. In situations where quoted market prices are not readily available, we estimate the fair value using other valuation techniques that reflect the best information available under the circumstances. Fair value measurements of derivative assets include consideration of counterparty credit risk. Fair value measurements of derivative liabilities include consideration of our creditworthiness.
We have elected “normal purchase” and “normal sale” treatment for certain commitments to purchase or sell petroleum products at future dates. This election is only available when a transaction is expected to result in physical delivery of product over a reasonable period in the normal course of business and is not expected to be net settled. Agreements accounted for under this election are not recorded at fair value; instead, the transaction is recorded when the product is delivered.
CONTINGENT LOSSES – We record a liability for a contingent loss when it is probable that a loss has been incurred and the amount of the loss can be reasonably estimated. We record attorneys’ fees incurred in connection with a contingent loss at the time the fees are incurred. We do not record liabilities for attorneys’ fees that are expected to be incurred in the future.
ASSET RETIREMENT OBLIGATIONS – Asset retirement obligations include legal or contractual obligations associated with the retirement of long-lived assets, such as requirements to incur costs to dispose of equipment or to remediate the environmental impacts of the normal operation of the assets. We record liabilities for asset retirement obligations when a known obligation exists under current law or contract and when a reasonable estimate of the value of the liability can be made.
REVENUE RECOGNITION – Product revenues relate primarily to our marketing business in the Bakken Shale area and to certain fixed-margin transactions related to our pipeline system in Kansas and Oklahoma. The fixed-margin transactions are structured such that we purchase crude oil from a producer or supplier at a designated receipt point at an index price less a transportation fee, and simultaneously sell an identical volume of crude oil at a designated delivery point to the same party at the same index price, thereby locking in a fixed margin that is, in effect, economically equivalent to a transportation fee. Sales of product are recognized at the time title to the product transfers to the purchaser, which typically occurs upon receipt of the product by the purchaser. Any transportation costs we incur to ship product on third-party infrastructure are included in the price of product sold to customers, and are included within product revenues and costs of products sold. Taxes collected from customers and remitted to governmental authorities are recorded on a net basis (excluded from revenue). As described in Note 6, product revenues include realized and unrealized gains and losses on commodity derivatives.

ROSE ROCK MIDSTREAM, L.P.
Notes to the Consolidated Financial Statements

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, Continued

Under our current operations, fixed-fee service revenues relate primarily to our storage terminal in Cushing, our pipeline system in Kansas and Oklahoma (excluding transactions whereby we take title to the product while it is in our pipeline system, as described above), our WOT pipeline, our crude oil truck unloading facility in Platteville, Colorado and our truck transportation assets. Service revenues are recognized at the time the service is performed.
In May 2014, the Financial Accounting Standards Board issued Accounting Standards Update ("ASU") 2014-09, "Revenue from Contracts with Customers", which supersedes nearly all existing revenue recognition guidance under U.S. GAAP. The core principle of ASU 2014-09 is to recognize revenues when promised goods or services are transferred to customers in an amount that reflects the consideration to which an entity expects to be entitled for those goods or services. ASU 2014-09 defines a five step process to achieve this core principle and, in doing so, more judgment and estimates may be required within the revenue recognition process than are required under existing U.S. GAAP.
The standard is effective for annual periods beginning after December 15, 2016, and interim periods therein, using either of the following transition methods: (i) a full retrospective approach reflecting the application of the standard in each prior reporting period with the option to elect certain practical expedients, or (ii) a retrospective approach with the cumulative effect of initially adopting ASU 2014-09 recognized at the date of adoption (which includes additional footnote disclosures). We are currently evaluating the impact of our pending adoption of ASU 2014-09 on our consolidated financial statements and have not yet determined the method by which we will adopt the standard in 2017.
COSTS OF PRODUCTS SOLD — Costs of products sold consists of the cost to purchase the product and any third-party cost incurred to transport the product to the point of sale and to store the product until it is sold.
PURCHASES AND SALES OF INVENTORY WITH THE SAME COUNTERPARTY – We routinely enter into transactions to purchase inventory from, and sell inventory to, the same counterparty. Such transactions that are entered into in contemplation of one another are recorded on a net basis.
INCOME TAXES – We are a partnership for income tax purposes and therefore are not subject to federal or state income taxes. The tax on our net income is borne by the individual partners through the allocation of taxable income. Net income for financial statement purposes may differ significantly from taxable income allocated to our partners because of differences between the tax basis and financial reporting basis of assets and liabilities and the taxable income allocation requirements of our partnership agreement. The aggregate difference in the basis of our net assets for financial and tax reporting purposes cannot be readily determined because information regarding each partner’s tax attributes is not available to us.
EARNINGS PER UNIT – Net income is allocated to the general partner and the limited partners in accordance with their respective partnership percentages, after giving effect to any priority income allocations, such as incentive distributions that are allocated to the general partner, which are declared and paid following the close of each quarter.
Basic and diluted earnings per limited partner unit is determined by dividing net income allocated to the limited partners by the weighted average number of limited partner units for such class outstanding during the period. Diluted earnings per limited partner unit reflects, where applicable, the potential dilution that could occur if securities or other agreements to issue additional units of a limited partner class, such as restricted unit awards, were exercised, settled or converted into such units.
COMMON CONTROL TRANSACTIONS – Entities and assets acquired from SemGroup and its affiliates are accounted for as common control transactions whereby the net assets acquired are recorded at their historical amounts. Any consideration in excess of the historical amount is treated as an equity transaction, similar to a dividend, which reduces the partners' equity accounts pro-rata based on their relative ownership percentages. Cash consideration up to the carrying value of net assets acquired is presented as an investing activity in our consolidated statements of cash flows. Cash consideration in excess of the carrying value of net assets acquired is presented as a financing activity.
NONCONTROLLING INTERESTS IN CONSOLIDATED SUBSIDIARIES – Noncontrolling interests represents the ownership interest in our consolidated subsidiary, SemCrude Pipeline, L.L.C. ("SCPL"), which was retained by SemGroup prior to our acquisition of the remaining noncontrolling interest in 2014. Income was allocated to noncontrolling interests pro-rata based on relative ownership interests in SemCrude Pipeline.
RECLASSIFICATIONS – Certain reclassifications have been made to conform prior year balances to the current year presentation.
EQUITY-BASED COMPENSATION—We grant certain of our employees equity-based compensation awards which vest contingent on continued service of the recipient. We record compensation expense for these outstanding awards over

ROSE ROCK MIDSTREAM, L.P.
Notes to the Consolidated Financial Statements

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, Continued

applicable service periods based on their grant date fair value with a corresponding increase to partners' capital. The expense to be recorded over the life of the awards is discounted for expected forfeitures during the vesting period.
OPERATING SEGMENT – Our operations are similar in geography, nature of the services we provide, and type of customers we serve. We are managed by SemGroup as one operating segment.
COMPREHENSIVE INCOME – Comprehensive income is defined as a change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources and includes all changes in equity during a period except those resulting from investments by owners and distributions to owners. Rose Rock has no items of comprehensive income, other than net income, in any period presented. Therefore, net income and comprehensive income are the same.

3.	ACQUISITIONS
During the year ended December 31, 2014, we completed the following acquisitions:
SemCrude Pipeline, L.L.C.
On June 23, 2014, we acquired the remaining 33% interest in SCPL from SemGroup in exchange for (i) cash of approximately $114.4 million, (ii) the issuance of 2.425 million common units, (iii) the issuance of 1.25 million Class A units, and (iv) an increase of the capital account of our general partner and a related issuance of general partner interest, to allow our general partner to maintain its 2% general partner interest in us. SCPL owns a 51% membership interest in White Cliffs. As the transaction was between entities under common control, we recorded our investment in SCPL based on SemGroup's historical cost. The purchase price in excess of historical cost was treated as an equity transaction with SemGroup, which reduced the partners' capital accounts of our general and limited partners on a pro-rata basis.
Class A units were not entitled to receive any distributions of available cash (other than upon liquidation) prior to the first day of the month immediately following the first month for which the average daily throughput volume on the White Cliffs Pipeline for such month is 125,000 barrels per day or greater. The Class A units converted to common units in January 2015.
The cash consideration was funded through a borrowing under our credit facility. The 2.425 million common units were valued at $49.49 per unit, or $120.0 million, based on the closing price on June 19, 2014, which was the date on which the transaction price was determined. The Class A units were valued at $49.49 per unit discounted for the expected forbearance of distributions, or $58.6 million. The non-cash contribution to the general partner's capital account was made in the amount of $3.6 million.

Crude oil trucking assets
On June 24, 2014, we acquired crude oil trucking assets from a subsidiary of Chesapeake Energy Corporation ("Chesapeake") for $44.0 million in cash. Highlights of the transaction include:

•	124 trucks, 122 trailers and miscellaneous equipment; and

•	a long-term transportation agreement with Chesapeake Energy Marketing, Inc.
The results of operations of these assets from June 24, 2014 to December 31, 2014 have been included in our consolidated statement of income and in our consolidated balance sheet as of December 31, 2014. During the year ended December 31, 2014, our consolidated statements of income did not include material amounts of revenue or operating income related to these assets. The proforma impact to comparative prior year periods, had the acquisition occurred at the beginning of the comparative prior year period, is not significant.
Fair values of the acquired assets were determined based on the cost, income and market approach methodologies. The trucks and equipment acquired were valued based on the cost approach, which considers the replacement cost of the assets adjusted for depreciation and physical deterioration, and the market approach, which considers the value of transactions for comparable assets. The value of the customer contract was determined based on the income approach using the excess earnings method over the remaining life of the contract and assuming a 95% probability of renewal.
We have recorded the fair value of the assets acquired as follows (in thousands):

ROSE ROCK MIDSTREAM, L.P.
Notes to the Consolidated Financial Statements

3.	ACQUISITIONS, Continued

Property, plant and equipment	$19,092
Customer contract intangible	17,010
Goodwill	7,892
Total assets acquired	$43,994
The above finalized purchase price allocation resulted in adjustments to previously reported estimates. Our preliminary estimate of the value of the acquired property, plant and equipment was reduced by $2.6 million and our estimate of the value of the intangible asset was increased by $12.6 million which resulted in a decrease in the value of the associated goodwill of $10.0 million.
Goodwill represents the excess of the consideration paid for the acquired business over the fair value of the individual assets acquired. Goodwill primarily represents the value of the acquired business as a platform for growth and the acquired assembled workforce.
During the year ended December 31, 2013, we completed the following acquisitions:
SemCrude Pipeline, L.L.C.
On January 11, 2013, we acquired a 33% interest in SCPL from SemGroup in exchange for (i) cash of approximately $189.5 million, (ii) the issuance of 1.5 million common units, (iii) the issuance of 1.25 million Class A units, and (iv) an increase of the capital account of our general partner and a related issuance of general partner interest, to allow our general partner to maintain its 2% general partner interest in us.
The cash consideration was funded through a borrowing under our credit facility of approximately $130.3 million and the sale of 2.0 million common units through a private placement (Note 11). The 1.5 million common units were valued at $29.63 per unit, or $44.4 million, based on the sales price to third parties in the private placement on January 11, 2013. The Class A units were valued at $29.63 per unit discounted for the expected forbearance of distributions, or $30.5 million. The contribution to the general partner's capital account was made in the amount of $2.7 million.
On December 16, 2013, we acquired an additional 33% interest in SCPL from SemGroup in exchange for (i) cash of approximately $173.1 million, (ii) the issuance of 1.5 million common units, (iii) the issuance of 1.25 million Class A units, and (iv) an increase of the capital account of our general partner and a related issuance of general partner interest, to allow our general partner to maintain its 2% general partner interest in us.
The cash consideration was funded through a borrowing under our credit facility. The 1.5 million common units were valued at $36.30 per unit, or $54.5 million, based on the closing price on December 11, 2013, which was the date on which the transaction price was determined. The Class A units were valued at $36.30 per unit discounted for the expected forbearance of distributions, or $39.6 million. The non-cash contribution to the general partner's capital account was made in the amount of $1.9 million.
In conjunction with the SCPL transactions, we incurred $4.1 million of cost, of which $1.6 million of equity issuance costs were offset against proceeds, $1.6 million was related to the borrowing and was deferred, and $0.9 million was expensed as general and administrative expense in the consolidated statement of income.
As the SCPL transactions were between entities under common control, we recorded our investment in White Cliffs based on SemGroup's historical cost. The purchase price in excess of historical cost was treated as an equity transaction with SemGroup, which reduced the partners' capital accounts of our general and limited partners on a pro-rata basis.

Barcas Field Services, LLC
On September 1, 2013, we completed the acquisition of the assets of Barcas Field Services, LLC ("Barcas") for $49.0 million in cash. Highlights of the acquisition include the following:

•	114 trucks, 120 trailers and miscellaneous equipment; and

•	a long-term take-or-pay customer transportation agreement.
Fair values of the acquired assets were determined based on the cost, income and market approach methodologies. The trucks and equipment acquired were valued based on the cost approach which considers the replacement cost of the assets adjusted for depreciation and physical deterioration. The value of the customer contract was determined based on the income approach using the excess earnings method over the remaining life of the contract and assuming a 50%

ROSE ROCK MIDSTREAM, L.P.
Notes to the Consolidated Financial Statements

3.	ACQUISITIONS, Continued

probability of renewal. The market approach which considers the value of comparable transactions was used to value the acquired land.

We have recorded fair values of the assets acquired as follows (in thousands

Property, plant and equipment	$13,865
Customer contract intangible	6,880
Goodwill	28,224
Total assets acquired	$48,969
Based on the final purchase price allocation, the amounts above differ from those reported at December 31, 2013 by a non-cash adjustment which decreased goodwill and other intangible assets and increased property, plant and equipment by $0.1 million.

Goodwill represents the excess of the consideration paid for the acquired business over the fair value of the individual assets acquired. Goodwill primarily represents cost savings due to the ability to transport using the acquired trucks rather than third-party trucks, the ability to bring more volume from the field into our pipelines, the opportunity to use the acquired business as a platform for growth and the acquired assembled workforce.

Tampa Pipeline
On November 8, 2013, we acquired a 12-mile, 12-inch crude oil pipeline from Noble Energy, Inc. that extends from Platteville, Colorado to Tampa, Colorado for a purchase price of $8.2 million. The pipeline had been recently constructed by Noble Energy, Inc. and was placed into service with the acquisition. The pipeline connects our Platteville, Colorado crude oil terminal to the Tampa, Colorado crude oil market.

Subsequent Event
On February 13, 2015, we acquired the Wattenberg Oil Trunkline and Glass Mountain Holding, LLC, which owns a 50% interest in Glass Mountain Pipeline LLC ("Glass Mountain"), from SemGroup in exchange for (i) cash of approximately $251.2 million, (ii) the issuance of 1.75 million common units and (iii) an increase of the capital account of our general partner and a related issuance of general partner interest, to allow our general partner to maintain its 2% general partner interest in us. The cash consideration was funded through a borrowing under our credit facility and the issuance and sale of 2.3 million common units in an underwritten public offering for net proceeds of $89.1 million. As the transaction was between entities under common control, we will record the acquired assets and liabilities based on SemGroup's historical cost. The purchase price in excess of historical cost will be treated as an equity transaction with SemGroup, which will reduced the capital accounts of our general and limited partners on a pro-rata basis.

4.	EQUITY METHOD INVESTMENT
SemCrude Pipeline, L.L.C.
Prior to our December 16, 2013 acquisition of additional ownership interests in SCPL (Note 3), we accounted for our interest in SCPL under the equity method. Subsequent to our acquisition of additional ownership interests on December 16, 2013, we consolidated SCPL and reported a noncontrolling interest, the ownership interest in SCPL which was retained by SemGroup, until our purchase of the noncontrolling interest on June 23, 2014. Our consolidated income statement for the year ended December 31, 2013 includes $13.8 million of equity earnings from SCPL prior to consolidation. For the year ended December 31, 2013, we received cash distributions from SCPL of $17.0 million.
SCPL's only substantial asset is a 51% interest in White Cliffs, which is accounted for under the equity method.
White Cliffs Pipeline, L.L.C.
For the years ended December 31, 2014 and 2013, we recorded equity in earnings of White Cliffs of $57.4 million and $3.8 million, respectively. The equity earnings for the year ended December 31, 2013 represent one month of earnings subsequent to our consolidation of SCPL. We received cash distributions from White Cliffs of $66.8 million for the year ended December 31, 2014. No distributions were received from White Cliffs for the year ended December 31, 2013, as distributions are paid on a one-month lag. Our distribution of earnings related to December 2013 was received in January 2014.

ROSE ROCK MIDSTREAM, L.P.
Notes to the Consolidated Financial Statements

4.    EQUITY METHOD INVESTMENT, Continued

Certain summarized balance sheet information of White Cliffs as of December 31, 2014 and 2013 is shown below (in thousands):

	December 31, 2014	December 31, 2013
Current assets	$35,623	$98,457
Property, plant and equipment, net	471,179	312,831
Goodwill	17,000	17,000
Other intangible assets, net	16,043	20,802
Total assets	$539,845	$449,090
Current liabilities	$11,108	$9,648
Members’ equity	528,737	439,442
Total liabilities and members’ equity	$539,845	$449,090
Certain summarized income statement information of White Cliffs for the years ended December 31, 2014 and 2013 is shown below (in thousands):

	Year ended December 31, 2014	Year Ended December 31, 2013
Revenue	$160,369	$133,310
Operating, general and administrative expenses	$23,067	$23,825
Depreciation and amortization expense	$23,257	$18,668
Net income	$114,045	$90,817
The equity in earnings of White Cliffs for the years ended December 31, 2014 and 2013, recorded by SCPL, is less than 51% of the net income of White Cliffs for the same periods. This is due to certain general and administrative expenses incurred in managing the operations of White Cliffs that the other members are not obligated to share. Such expenses are recorded by White Cliffs and are allocated to our membership interest. White Cliffs recorded $1.6 million and $1.8 million of such general and administrative expense for the years ended December 31, 2014 and 2013, respectively.
The members of White Cliffs are required to contribute capital to White Cliffs to fund an expansion project adding approximately 65,000 barrels per day of capacity. We expect to contribute $40.0 million for this project. The project is expected to be complete in late 2015.
For the years ended December 31, 2014 and 2013, we contributed $53.3 million and $31.8 million, respectively, related to a project which added a 12-inch line from Platteville, Colorado to Cushing, Oklahoma and increased capacity to 150,000 barrels per day. This project was completed in August 2014. Contributions to White Cliffs in 2014 were partially funded by $14.4 million of contributions from the noncontrolling interest in SCPL.
Our membership interest in White Cliffs is significant as defined by Securities and Exchange Commission’s Regulation S-X Rule 1-02(w). Accordingly, as required by Regulation S-X Rule 3-09, we have included the audited financial statements of White Cliffs as of December 31, 2014 and 2013 and for each of the three years in the period ended December 31, 2014 as an exhibit to our Annual Report on Form 10-K for the period ended December 31, 2014.

ROSE ROCK MIDSTREAM, L.P.
Notes to the Consolidated Financial Statements

5.	PROPERTY, PLANT AND EQUIPMENT
Property, plant and equipment consists of the following (in thousands):

	December 31, 2014	December 31, 2013
Land	$18,479	$18,453
Pipelines and related facilities	227,586	213,459
Storage and terminal facilities	135,466	124,181
Linefill	25,507	13,866
Trucking equipment and other	40,281	19,180
Construction-in-progress	31,393	19,093
Property, plant and equipment, gross	478,712	408,232
Accumulated depreciation	(82,646)	(57,076)
Property, plant and equipment, net	$396,066	$351,156

We recorded depreciation expense of $33.9 million, $22.6 million and $12.1 million for the years ended December 31, 2014, 2013 and 2012, respectively.

We include within the cost of property, plant and equipment interest costs incurred while an asset is being constructed. We capitalized $0.3 million and $0.7 million of interest costs during the years ended December 31, 2014 and 2013, respectively. No interest costs were capitalized during the year ended December 31, 2012.

Amounts disclosed above have been revised to reflect the WOT acquisition as described in Note 1.

6.	FINANCIAL INSTRUMENTS AND CONCENTRATIONS OF RISK
Commodity derivative contracts
Our results of operations and cash flows are impacted by changes in market prices for petroleum products. This exposure to commodity price risk is managed, in part, by entering into various commodity derivatives.
We seek to manage the price risk associated with our marketing operations by limiting our net open positions through (i) the concurrent purchase and sale of like quantities of crude oil to create back-to-back transactions that are intended to lock in positive margins based on the timing, location or quality of the crude oil purchased and delivered or (ii) derivative contracts. Our storage and transportation assets also can be used to mitigate location and time basis risk. All marketing activities are subject to our Comprehensive Risk Management Policy, which establishes limits in order to manage risk and mitigate financial exposure.
Our commodity derivatives can be comprised of crude oil and natural gas liquids forward contracts and futures contracts. These are defined as follows:
Forward contracts – Over the counter ("OTC") contracts to buy or sell a commodity at an agreed upon future date. The buyer and seller agree on specific terms (price, quantity, delivery period, and location) and conditions at the inception of the contract.
Futures contracts – Exchange traded contracts to buy or sell a commodity. These contracts are standardized by the exchange in terms of quality, quantity, delivery period and location for each commodity.
We record commodity derivative assets and liabilities at fair value at each balance sheet date with the exception of commitments which have been designated as normal purchases and sales. The table below summarizes the balances of these assets and liabilities at December 31, 2014 and 2013 (in thousands):

ROSE ROCK MIDSTREAM, L.P.
Notes to the Consolidated Financial Statements

6.	FINANCIAL INSTRUMENTS AND CONCENTRATIONS OF RISK, Continued

	December 31, 2014			December 31, 2013
	Level 1	Netting*	Total	Level 1	Netting*	Total
Assets	$3,198	$(1,637)	$1,561	$36	$(36)	$—
Liabilities	1,637	(1,637)	—	96	(36)	60

*	Relates primarily to exchange traded futures. Gain and loss positions on multiple contracts are settled net on a daily basis with the exchange.
“Level 1” measurements are based on inputs consisting of unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities. These include commodity futures contracts that are traded on an exchange.
“Level 2” measurements are based on inputs consisting of market observable and corroborated prices for similar derivative contracts. Assets and liabilities classified as Level 2 include OTC traded physical fixed priced purchases and sales forward contracts.

“Level 3” measurements are based on inputs from a pricing service and/or internal valuation models incorporating observable and unobservable market data.
Financial assets and liabilities are classified based on the lowest level of input that is significant to the fair value measurement. Our assessment of the significance of a particular input to the measurement requires judgment, and may affect the valuation of assets and liabilities and their placement within the fair value hierarchy. At December 31, 2014, all of our physical fixed price forward purchases and sales contracts were being accounted for as normal purchases and normal sales.
There were no financial assets or liabilities classified as Level 2 or Level 3 during the years ended December 31, 2014, 2013 and 2012, as such no rollforward of activity has been presented.
The following table sets forth the notional quantities for derivative instruments entered into during the periods indicated (in thousands of barrels):

	Year ended December 31, 2014	Year Ended December 31, 2013	Year Ended December 31, 2012
Sales	6,641	2,595	1,743
Purchases	6,477	2,575	1,636
We have not designated any of our commodity derivative instruments as accounting hedges. We record the fair value of the derivative instruments on our consolidated balance sheets in other current assets and other current liabilities. The fair value of our commodity derivative assets and liabilities recorded to other current assets and other current liabilities was as follows (in thousands):

December 31, 2014		December 31, 2013
Assets	Liabilities	Assets	Liabilities
$1,561	$—	$—	$60
We have posted margin deposits as collateral with brokers who have the right of set off associated with these funds. Our margin deposit balances were $0.8 million and $0.8 million at December 31, 2014 and 2013, respectively. These margin account balances have not been offset against our net commodity derivative instrument (contract) positions. Had these margin account balances been netted against our net commodity derivative instrument (contract) positions as of December 31, 2014 and 2013, we would have had net asset positions of $2.4 million and $0.8 million, respectively.
Realized and unrealized gains (losses) from our commodity derivatives were recorded to product revenue in the following amounts (in thousands):

ROSE ROCK MIDSTREAM, L.P.
Notes to the Consolidated Financial Statements

6.	FINANCIAL INSTRUMENTS AND CONCENTRATIONS OF RISK, Continued

Year Ended	Year Ended	Year Ended
December 31, 2014	December 31, 2013	December 31, 2012
$17,351	$(1,593)	$149
Concentrations of risk
During the year ended December 31, 2014, we generated approximately $964 million of revenue from two third-party customers, which represented approximately 74% of our consolidated revenue. We purchased approximately $622 million of product from two third-party suppliers, which represented approximately 55% of our costs of products sold. At December 31, 2014, two third-party customers accounted for 53% of our consolidated accounts receivable.
As described in Note 14, we also generated revenues and expenses from other subsidiaries of SemGroup.

7.	GOODWILL AND OTHER INTANGIBLE ASSETS

Goodwill
Changes in goodwill are shown below (in thousands):

Balance at December 31, 2012	$—
Barcas acquisition (Note 3)	28,322
Balance at December 31, 2013	28,322
Oilfield trucking acquisition (Note 3)	7,892
Barcas purchase price adjustment	(98)
Balance at December 31, 2014	$36,116

Other Intangible Assets
Changes in other intangible assets are shown below (in thousands):

Balance at December 31, 2012	$—
Barcas acquisition	6,930
Amortization	(1,155)
Balance at December 31, 2013	5,775
Oilfield trucking acquisition	17,010
Barcas purchase price adjustment	(50)
Amortization	(6,095)
Balance at December 31, 2014	$16,640
For the year ended December 31, 2014, we recorded a $17.0 million customer contract intangible asset related to the Chesapeake trucking acquisition. The intangible is being amortized in proportion with the expected revenues associated with the contract over 20 years.
The Barcas customer contract intangible was fully amortized during the year ended December 31, 2014 due to certain contractual terms being satisfied.

ROSE ROCK MIDSTREAM, L.P.
Notes to the Consolidated Financial Statements

7.	GOODWILL AND OTHER INTANGIBLE ASSETS, Continued

We estimate that future amortization of other intangible assets will be as follows (in thousands):

For the twelve months ending:
December 31, 2015	$1,073
December 31, 2016	1,881
December 31, 2017	2,132
December 31, 2018	2,172
December 31, 2019	1,680
Thereafter	7,702
Total estimated amortization expense	$16,640

8.	LONG-TERM DEBT
Our long-term debt consisted of the following (in thousands):

	December 31, 2014	December 31, 2013
5.625% senior unsecured notes	$400,000	$—
Revolving credit facility	32,000	245,000
Capital leases	132	125
Total long-term debt	432,132	245,125
less: current portion of long-term debt	40	37
Noncurrent portion of long-term debt	$432,092	$245,088
Senior unsecured notes
On July 2, 2014, Rose Rock and its wholly-owned subsidiary, Rose Rock Finance Corporation ("Finance Corp."), as co-issuer, sold $400 million of 5.625% senior unsecured notes due 2022 (the “Notes”) to certain initial purchasers for resale to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to non-U.S. persons outside the United States pursuant to Regulation S of the Securities Act. The Notes are guaranteed by all of our existing subsidiaries other than Finance Corp. Such guarantees of the Notes are full and unconditional and constitute the joint and several obligations of the subsidiary guarantors.
The net proceeds from the offering of $391.9 million, after underwriters' fees and offering expenses, were used to repay amounts borrowed under our revolving credit facility and for general partnership purposes.
The Notes are governed by an indenture between the Partnership, its subsidiary guarantors, Finance Corp. and Wilmington Trust, National Association, as trustee (the “Indenture”). The Indenture includes customary covenants, including limitations on our ability to incur additional indebtedness or issue certain preferred shares; pay dividends and make certain distributions, investments and other restricted payments; create certain liens; sell assets; enter into transactions with affiliates; merge, consolidate, sell or otherwise dispose of all or substantially all of our assets; and designate our subsidiaries as unrestricted under the Indenture.
The Indenture includes customary events of default. A default would permit the trustee or holders of at least 25% in aggregate principal amounts of the Notes then outstanding to declare all amounts owing under the Notes to be due and payable.
The Notes are effectively subordinated in right of payment to any of our, and the subsidiary guarantors', existing and future secured indebtedness to the extent of the value of the collateral securing such indebtedness.
The Partnership may issue additional Notes under the Indenture from time to time, subject to the terms of the Indenture.
Except as described below, the Notes are not redeemable at the Partnership's option prior to July 15, 2017. From and after July 15, 2017, the Partnership may redeem the Notes, in whole or in part, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if redeemed during the twelve-month period beginning on July 15 of each of the years indicated below:

ROSE ROCK MIDSTREAM, L.P.
Notes to the Consolidated Financial Statements

8.	LONG TERM DEBT, Continued

Year	Percentage
2017	104.219%
2018	102.813%
2019	101.406%
2020 and thereafter	100.000%
Prior to July 15, 2017, the Partnership may, at its option, on one or more occasions, redeem up to 35% of the sum of the original aggregate principal amount of the Notes at a redemption price equal to 105.625% of the aggregate principal amount thereof, plus accrued and unpaid interest, with the net cash proceeds of one or more equity offerings of the Partnership, or the parent of the Partnership to the extent such net proceeds are contributed to the Partnership, subject to certain conditions.
Prior to July 15, 2017, the Partnership may also redeem all or part of the Notes at a price equal to the principal plus a premium equal to the greater of 1% of the principal or the excess of the present value of the July 15, 2017 redemption price from the table above plus all required interest payments due through July 15, 2017, computed using a discount rate based on a published United States Treasury Rate plus 50 basis points, over the principal value of such Note.
In the event of a change of control, the Partnership is required to offer to repurchase the Notes at an amount equal to 101% of the principal plus accrued and unpaid interest.
In accordance with a Registration Rights Agreement, in September 2014 the Partnership filed a registration statement with the SEC, which was declared effective by the SEC on September 23, 2014, enabling holders of the Notes to exchange the Notes and related guarantees for registered notes (the "Exchange Notes") and guarantees that have substantially identical terms as the Notes and related guarantees. The exchange offer expired on October 22, 2014. All of the Notes were exchanged. The guarantees of the Exchange Notes are full and unconditional and constitute the joint and several obligations of the Partnership and its subsidiary guarantors.
Each of the subsidiary guarantors is 100% owned by the Partnership. The Partnership has no assets or operations independent of its subsidiaries and there are no significant restrictions upon the ability of the Partnership, or any of its subsidiaries, to obtain funds from its respective subsidiaries by dividend or loan. None of the assets of the Partnership's subsidiaries represent restricted net assets pursuant to Rule 4-08(e)(3) of Regulation S-X under the Securities Act.
Interest on the Notes is payable in arrears on January 15th and July 15th to holders of record on January 1st and July 1st each year until maturity. For the year ended December 31, 2014, we recorded interest expense of $11.7 million, including amortization of debt issuance costs. At December 31, 2014, we had $8.0 million of debt issuance costs, net of accumulated amortization, related to the Notes included in other noncurrent assets on our consolidated balance sheet.
At December 31, 2014, we were in compliance with the terms of the Notes.
Revolving credit facility
At December 31, 2014, our credit agreement, as amended, provides for a revolving credit facility of $585 million and includes a $150 million sub-limit for letters of credit. The credit agreement expires September 20, 2018, when all amounts owed will be due, and permits the increase of the facility by not more than $200 million, subject to certain conditions.
At our option, amounts borrowed under the credit agreement will bear interest at either the Eurodollar rate or an alternate base rate (“ABR”), plus, in each case, an applicable margin. The applicable margin will range from 1.75% to 3.00% in the case of a Eurodollar rate loan, and from 0.75% to 2.00% in the case of an ABR loan, in each case, based on a leverage ratio specified in the credit agreement. At December 31, 2014, we had outstanding borrowings of $32.0 million. Borrowings of $20 million incurred interest at the Eurodollar rate plus an applicable margin and borrowings of $12 million incurred interest at the ABR rate plus an applicable margin. The interest rates at December 31, 2014 were 2.74% for Eurodollar borrowings and 4.75% for ABR borrowings.
Fees are charged on any outstanding letters of credit at a rate that ranges from 1.75% to 3.00%, depending on a leverage ratio specified in the credit agreement. At December 31, 2014, there were $17.5 million in outstanding letters of credit, and the rate in effect was 2.50%. In addition, a fronting fee of 0.25% is charged on outstanding letters of credit.

ROSE ROCK MIDSTREAM, L.P.
Notes to the Consolidated Financial Statements

8.	LONG TERM DEBT, Continued

The credit facility also allows for the use of secured bilateral letters of credit, which are issued external to the credit facility and do not reduce revolver availability. At December 31, 2014, we had $67.6 million of secured bilateral letters of credit outstanding and the interest rate in effect was 1.75%.
A commitment fee that ranges from 0.375% to 0.50%, depending on a leverage ratio specified in the credit agreement, is charged on any unused capacity of the revolving credit facility. In addition, we are charged an annual administrative fee of $0.1 million.
During the years ended December 31, 2014, 2013 and 2012, we recorded $9.0 million, $8.7 million and $1.9 million, respectively, of interest expense related to the credit facility, including amortization of capitalized loan fees. At December 31, 2014, we had $3.8 million in capitalized loan fees, net of accumulated amortization, related to the credit facility included in other noncurrent assets.
The credit agreement contains representations and warranties and affirmative and negative covenants. The covenants in the agreement include limitations on creation of new indebtedness and liens, entry into sale and lease-back transactions, investments, and fundamental changes including mergers and consolidations, certain cash distributions and other distributions, material changes in our business and modifying certain documents.
Subsequent to the issuance of the Notes, we elected to adhere to alternative financial performance covenants under our credit facility. These covenants require us to not permit the ratio of our consolidated EBITDA to our consolidated cash interest expense at the end of any fiscal quarter, for the immediately preceding four quarter period, to be less than 2.50 to 1.00, not permit the ratio of our consolidated net debt to our consolidated EBITDA at the end of any fiscal quarter, for the immediately preceding four quarter period, to be greater than 5.50 to 1.00, or not permit the ratio of senior secured debt to our consolidated EBITDA to be greater than 3.50 to 1.00.
The credit agreement defines events of default, including events of default relating to non-payment of principal and other amounts owing under the agreement from time to time, including in respect of letter of credit disbursement obligations, inaccuracy of representations and warranties in any material respect when made or when deemed made, violation of covenants, cross payment-defaults of us and our restricted subsidiaries to any material indebtedness, cross acceleration to any material indebtedness, bankruptcy and insolvency events, the occurrence of a change of control, certain unsatisfied judgments, certain ERISA events, certain environmental matters and certain assertions of or actual invalidity of certain loan documents. A default under the credit agreement would permit the participating banks to terminate commitments, require immediate repayment of any outstanding loans with interest and any unpaid accrued fees, and require the cash collateralization of outstanding letter of credit obligations.

The credit agreement restricts our ability to make certain types of payments relating to our units, including the declaration or payment of cash distributions, provided that we may make quarterly distributions of available cash so long as no default under the agreement then exists or would result therefrom. The agreement is guaranteed by all of our material subsidiaries and secured by a lien on substantially all of our property and assets, subject to customary exceptions.

At December 31, 2014, we were in compliance with the terms of the credit agreement.
Capital lease obligations
At December 31, 2014, we had $92 thousand ($132 thousand including current portion) of capital lease obligations reported as long-term debt on the consolidated balance sheet.
Scheduled principal payments
The following table summarizes the scheduled principal payments as of December 31, 2014 (in thousands). As described above, our debt agreements require accelerated principal payments under certain circumstances. As a result, principal payments may occur earlier than shown in the table below.

ROSE ROCK MIDSTREAM, L.P.
Notes to the Consolidated Financial Statements

8.	LONG TERM DEBT, Continued

	Senior Unsecured Notes	Revolving Credit Facility	Capital Leases	Total
For the year ended:
December 31, 2015	$—	$—	$40	$40
December 31, 2016	—	—	40	40
December 31, 2017	—	—	26	26
December 31, 2018	—	32,000	26	32,026
December 31, 2019	—	—	—	—
Thereafter	400,000	—	—	400,000
Total	$400,000	$32,000	$132	$432,132
Fair value
We estimate the fair value of our senior unsecured notes to be $368 million at December 31, 2014, based on unadjusted, transacted market prices, which is categorized as a Level 1 measurement. We estimate that the fair value of our revolving long-term debt was not materially different than the reported values at December 31, 2014, and is categorized as a Level 2 measurement. It is our belief that neither the market interest rates nor our credit profile have changed significantly enough to have had a material impact on the fair value of our revolving debt outstanding at December 31, 2014.

9.	COMMITMENTS AND CONTINGENCIES
Bankruptcy matters
On July 22, 2008 (the "Petition Date"), SemGroup, L.P., SemCrude, L.P. ("SemCrude"), the predecessor of Rose Rock, and Eaglwing, L.P. ("Eaglwing") filed petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code. While in bankruptcy, SemGroup, L.P. filed a plan of reorganization with the court, which was confirmed on October 28, 2009 (the "Plan of Reorganization"). The Plan of Reorganization determined, among other things, how pre-Petition Date obligations would be settled, the equity structure of the reorganized company upon emergence and the financing arrangements upon emergence. SemGroup, SemCrude and Eaglwing emerged from bankruptcy protection on November 30, 2009 (the "Emergence Date").
Claims reconciliation process
A large number of parties made claims against SemGroup for obligations alleged to have been incurred prior to the Petition Date. We have resolved or settled all of these outstanding claims and have made all required distributions. The Plan of Reorganization has therefore been fully administered.
On November 7, 2014, SemGroup Corporation and the other reorganized debtors moved for a final decree from the bankruptcy court closing the debtors’ bankruptcy cases. The United States Bankruptcy Court for the District of Delaware granted the request and entered its Order Granting Motion of Remaining Debtors for Entry of Final Decree on December 18, 2014. Accordingly, the bankruptcy cases for SemCrude, L.P., Eaglwing, L.P., SemCanada II, L.P., SemCanada L.P., SemGas, L.P., SemGroup, L.P., SemMaterials, L.P., and SemStream, L.P. have been closed. As part of its decree, the Court retained jurisdiction over certain on-going adversary proceedings, but the debtors have estimated and paid the claims associated with these remaining adversaries, leaving the non-debtor parties to the adversaries to resolve their remaining claims amongst themselves.
On January 2, 2015, Bettina M. Whyte, the duly appointed Trustee of the SemGroup Litigation Trust (the “Litigation Trustee”), filed a notice of appeal of the Bankruptcy Court’s December 18, 2014 order closing the aforementioned bankruptcy cases. However, the Bankruptcy Court’s order of final decree was effective upon entry, and the appeal does not stay the effect of the order. The Litigation Trustee’s appeal to the United States District Court for the District of Delaware is currently pending and will be opposed by SemGroup Corporation and the other remaining reorganized debtors. We are indemnified by SemGroup against any loss in this matter pursuant to the terms of the omnibus agreement with SemGroup.

ROSE ROCK MIDSTREAM, L.P.
Notes to the Consolidated Financial Statements

9.	COMMITMENTS AND CONTINGENCIES, Continued

Environmental
We may, from time to time, experience leaks of petroleum products from our facilities and, as a result of which, we may incur remediation obligations or property damage claims. In addition, we are subject to numerous environmental regulations. Failure to comply with these regulations could result in the assessment of fines or penalties by regulatory authorities.
The Kansas Department of Health and Environment ("KDHE") initiated discussions during SemGroup’s bankruptcy proceeding regarding five of our sites in Kansas that the KDHE believed, based on their historical use, may have soil or groundwater contamination in excess of state standards. The KDHE sought our agreement to undertake assessments of these sites to determine whether they are contaminated. SemGroup entered into a Consent Agreement and Final Order with the KDHE to conduct environmental assessments on the sites and to pay the KDHE’s costs associated with their oversight of this matter. SemGroup has conducted Phase II investigations at all sites. Three of the five sites have limited amounts of soil contamination that will be excavated and/or remediated on site. Three of the five sites appeared to have ground water contamination requiring further delineation and/or on-going monitoring. Work plans have been submitted to, and approved by, the KDHE. One site was closed and we anticipate closure in 2015 for three of the remaining four sites. SemGroup does not anticipate any penalties or fines for these historical sites. We are indemnified by SemGroup against any loss in this matter pursuant to the terms of the omnibus agreement with SemGroup.
Dimmit County, TX claims
An employee of Rose Rock Midstream Field Services, LLC was involved in a tractor trailer accident on January 15, 2015 in Dimmit County, Texas.  A second accident followed resulting in six fatalities and multiple injuries. At this time, the following lawsuits have been filed in either the District Court of Zavala County, Texas or the District Court of Dimmit County, Texas, Olga D. Rubio and Carlos Rubio, Individually and on Behalf of All Statutory Wrongful Death Beneficiaries of Carlos Rubio, Jr., Deceased vs. Rose Rock Midstream Field Services, LLC and Jesus T. Riojas; David Rodriguez and Maribel Rodriguez vs. Rose Rock Midstream Field Services, LLC and Jesus T. Riojas; David Rodriguez and Maribel Rodrigues, Plaintiffs and Alejandra Abigail Ortega, Individually and as next friend of K.A.P., a minor, and as Representative of the Estate of Eduardo Pena, and Julian Pena and Nelva G. Suifuentes Pena Intervenors vs. Rose Rock Midstream Field Services, LLC, Jesus Riojas, and Roberto Rivera; Derek Muhlenbruch vs. Rose Rock Midstream Field Services, LLC and Jesus T. Riojas; and Agustin Lara, Sr., Individually, and Elsa Zamarripa, Individually and As Representative of the Estate of Justin Lara, Deceased vs. Rose Rock Midstream Field Services, LLC and Jesus T. Riojas.  It is anticipated that additional lawsuits will be brought on behalf of the other deceased and injured parties.  We are currently working with counsel for the interested parties to investigate the accident, and no determination of liability has been made.  We will continue to defend our position and believe that any liability that may arise from this incident will be covered by our insurance; however, we cannot predict the outcome.
Blueknight claim
Blueknight Energy Partners, L.P. ("Blueknight"), which was formerly a subsidiary of SemGroup, together with other entities related to Blueknight, entered into a Shared Services Agreement on April 7, 2009, with SemCrude and SemManagement, L.L.C. (which are currently subsidiaries of SemGroup). The services provided by SemCrude to Blueknight under this agreement included assisting Blueknight with movement of crude oil belonging to Blueknight’s customers and with the operation of Blueknight’s Oklahoma pipeline system and its Cushing, Oklahoma terminal. Under the subsequent amendments to the agreements beginning in May 2010, certain of these services were phased out and Blueknight began to perform all services necessary for the movement of its crude oil and the operation of its Cushing terminal without SemCrude's assistance.
In a letter dated August 18, 2011, Blueknight claimed that SemCrude owes Blueknight approximately 141,000 barrels of crude oil. SemGroup responded to Blueknight’s letter denying their charges and requesting documentation from Blueknight of its claim. On February 14, 2012, after months of interaction between the parties through which Blueknight was requested to substantiate its claim, Blueknight filed suit against SemGroup and other related companies in the District Court of Oklahoma County, Oklahoma. On May 1, 2012, the case was transferred to Tulsa County, Oklahoma. On July 2, 2012, the Tulsa County District Court appointed a Special Master to review terminal operations accounting records and determine whether 141,000 barrels of crude oil owned by Blueknight is missing after three months of operations in April through June, 2010. On June 11, 2013, the Special Master’s Report was filed with the District Court finding a shortage in Blueknight’s Cushing terminal and Oklahoma pipeline system of 148,000 barrels. However, after a review of all records created during that three month time period, the Special Master was unable to determine how the shortage might have occurred and was unable to determine the ownership of the potential shortage.

ROSE ROCK MIDSTREAM, L.P.
Notes to the Consolidated Financial Statements

9.	COMMITMENTS AND CONTINGENCIES, Continued

We are currently seeking discovery in the District Court of documentation and testimony on the potential cause and the impact, if any, of the shortage found by the Special Master. SemGroup believes Blueknight’s causes of action to be without merit and will continue to defend its position; however, we cannot predict the outcome. We are indemnified by SemGroup against any loss in this matter pursuant to the terms of the omnibus agreement with SemGroup.
Other matters
We are party to various other claims, legal actions and complaints arising in the ordinary course of business. In the opinion of our management, the ultimate resolution of these claims, legal actions and complaints, after consideration of amounts accrued, insurance coverage and other arrangements, will not have a material effect on our consolidated financial position, results of operations or cash flows. However, the outcome of such matters is inherently uncertain and estimates of our consolidated liabilities may change materially as circumstances develop.
Asset retirement obligations
We may be subject to removal and restoration costs upon retirement of our facilities. However, we are unable to predict when, or if, our pipelines, storage tanks and related facilities would become completely obsolete and require decommissioning. Accordingly, we have not recorded a liability or corresponding asset, as both the amount and timing of such potential future costs are indeterminable.
Operating leases
We have entered into operating lease agreements for office space, office equipment, land and trucks. Future minimum payments required under operating leases that have initial or remaining non-cancellable lease terms in excess of one year at December 31, 2014 are as follows (in thousands):

For twelve months ending:
December 31, 2015	$986
December 31, 2016	823
December 31, 2017	617
December 31, 2018	417
December 31, 2019	250
Thereafter	11
Total future minimum lease payments	$3,104
We recorded lease and rental expenses of $1.5 million, $1.2 million and $1.0 million for the years ended December 31, 2014, 2013 and 2012, respectively.

Purchase and sale commitments
We routinely enter into agreements to purchase and sell petroleum products at specified future dates. We create a margin for these purchases by entering into various types of physical and financial sales and exchange transactions through which we seek to maintain a position that is substantially balanced between purchases on the one hand and sales and future delivery obligations on the other. We account for derivatives at fair value with the exception of commitments which have been designated as normal purchases and sales for which we do not record assets or liabilities related to these agreements until the product is purchased or sold. At December 31, 2014, such commitments included the following (in thousands

	Volume (barrels)	Value
Fixed price purchases	13,648	$1,141,694
Fixed price sales	13,612	$1,152,966
Floating price purchases	7,187	$373,539
Floating price sales	7,293	$389,949
Certain of the commitments shown in the table above relate to agreements to purchase product from a counterparty and to sell a similar amount of product (at a different location) to the same counterparty. Many of the commitments shown in

ROSE ROCK MIDSTREAM, L.P.
Notes to the Consolidated Financial Statements

9.	COMMITMENTS AND CONTINGENCIES, Continued

the table above are cancellable by either party, as long as notice is given within the time frame specified in the agreement (generally 30 to 120 days).
Capital contribution requirements
See Note 4 for information related to capital funding requirements related to White Cliffs.

10.	EMPLOYEE BENEFITS AND EQUITY-BASED COMPENSATION
We do not directly employ any persons to manage or operate our business, as these functions are performed by employees of SemGroup. At December 31, 2014, SemGroup had approximately 360 employees who were dedicated primarily to the management and operation of our business. None of these employees are represented by labor unions, and none are subject to collective bargaining agreements.
Equity incentive plan
On December 8, 2011, the board of directors of our general partner adopted the Rose Rock Midstream Equity Incentive Plan (the “Incentive Plan”). We have reserved 840,000 limited partner common units for issuance to non-management directors and employees under the Incentive Plan. Generally, the awards vest three years after the date of grant for employees and one year after the date of grant for non-managerial directors, contingent upon the continued service of the recipients and may be subject to accelerated vesting in the event of involuntary terminations. Awards are valued based on the grant date closing price listed on the New York Stock Exchange. Compensation expense is recognized over the vesting period and is discounted for estimated forfeitures. We use authorized but unissued units to satisfy our equity-based payment obligations. Although these awards are to be settled in units, we may elect to give participants the option of settling a portion of the awards in cash, to meet statutory minimum tax withholding requirements. The activity related to these awards is summarized below:

	Unvested Units	Average Grant Date Fair Value	Aggregate Fair Value of Units (in thousands)
Outstanding at December 31, 2011	—	$—
Awards granted	46,069	$21.97
Awards vested	—	$—	$—
Awards forfeited	(2,109)	$20.60
Outstanding at December 31, 2012	43,960	$21.91
Awards granted	49,104	$34.41
Awards vested	(9,333)	$27.25	$254
Awards forfeited	(783)	$34.40
Outstanding at December 31, 2013	82,948	$28.59
Awards granted	46,536	$41.35
Awards vested	(5,712)	$35.87	$205
Awards forfeited	(21,432)	$29.82
Outstanding at December 31, 2014	102,340	$33.79
During the month of January 2015, 25,745 of these awards vested. Of these vested awards, 10,537 units were withheld to satisfy minimum tax requirements.
Compensation cost expensed for the years ended December 31, 2014, 2013 and 2012 was $0.9 million, $0.8 million and $0.3 million, respectively. As of December 31, 2014, there was $1.8 million of total unrecognized compensation cost related to our nonvested awards, which is expected to be recognized over a weighted-average period of 19 months.
The holders of restricted units granted in 2012 are entitled to equivalent distributions (“UUDs”) to be received upon vesting of the restricted unit awards. The distributions will be settled in common units, based on the market price of our limited partner common units as of the close of business on the vesting date. The UUDs are subject to the same forfeiture and acceleration conditions as the associated restricted units. For the year ended December 31, 2014, no UUD units

ROSE ROCK MIDSTREAM, L.P.
Notes to the Consolidated Financial Statements

10.	EMPLOYEE BENEFITS AND EQUITY-BASED COMPENSATION, Continued

were issued upon the vesting of restricted units. For the year ended December 31, 2013, 406 UUD units were issued upon the vesting of restricted units. At December 31, 2014, the value of outstanding UUD’s was approximately $129 thousand. This is equivalent to approximately 2,835 common units based on the market price of our common units at the close of business on December 31, 2014 of $45.45 per unit. During the month of January 2015, 3,335 units were issued upon the vesting of restricted units noted above. Distributions related to the restricted unit awards granted subsequent to 2012 will be settled in cash upon vesting. At December 31, 2014, the value of these UUDs related to cash settled unvested restricted units was approximately $177 thousand.
SemGroup stock-based compensation
Certain of SemGroup’s employees who support us participate in SemGroup’s equity-based compensation program. Awards under this program generally represent awards of restricted stock of SemGroup, which are subject to specified vesting periods. SemGroup charged us $1.1 million, $0.7 million and $0.6 million during the years ended December 31, 2014, 2013 and 2012, respectively, related to such equity-based compensation.

Defined contribution plan
Most of the employees of SemGroup who support us participate in one of SemGroup’s defined contribution plans. SemGroup charged us $0.9 million, $0.4 million and $0.3 million during the years ended December 31, 2014, 2013 and 2012, respectively, for contributions made by SemGroup to this plan.
Allocated employee compensation expenses
As described in Note 14, SemGroup allocated certain corporate general and administrative expenses to us. These allocated expenses included equity-based compensation and defined contribution plan benefits for corporate employees, and such expenses are in addition to the expenses described above for employees who directly support our operations.

11.	PARTNERS’ CAPITAL AND DISTRIBUTIONS
General partner
SemGroup owns the 2% general partner interest in us, and, through this general partner interest, has the right to manage and operate us. SemGroup may not be removed as general partner except by a vote of the holders of at least 66 2/3% of the outstanding limited partner units voting together as a single class, including any limited partner units owned by our general partner and its affiliates, including SemGroup.
Limited partner interests—common units
Limited partners have the right to vote on certain matters. For example, a unit majority is required to make certain types of amendments to the partnership agreement, to allow the sale of substantially all of our assets, or to dissolve the Partnership. Limited partners also have certain distribution rights, as summarized below.
Limited partner interests – subordinated units
The holders of subordinated limited partner units have similar voting rights to holders of common limited partner units. However, as described below, the distribution rights for holders of subordinated units are different than those of common units. On February 17, 2015, all subordinated units converted to common units upon the achievement of certain targets specified in our partnership agreement. The conversion did not impact the total number of the Partnership’s outstanding units representing limited partner interests.
Limited partner interests – Class A units
As described in Note 3, Class A units were not eligible to receive cash distributions until certain operational targets were achieved by White Cliffs, at which time they would convert to common units. In December 2014, these operational targets were achieved by White Cliffs and on January 1, 2015 all 3,750,000 Class A units were converted to common units on a one-for-one basis. As the conversion took place before the date of record for our distribution of fourth quarter 2014 earnings, the Class A units participated in those distributions. The conversion did not impact the total number of the Partnership’s outstanding units representing limited partner interests.
Distribution rights
We intend to pay a minimum quarterly distribution of $0.3625 per unit to the extent we have sufficient cash from operations after establishment of cash reserves and payment of fees and expenses, including payments to our general partner and its affiliates. We refer to this cash as “available cash,” and it is defined in our partnership agreement. Our ability to pay the minimum quarterly distribution is subject to various restrictions and other factors.

ROSE ROCK MIDSTREAM, L.P.
Notes to the Consolidated Financial Statements

11.	PARTNERS' CAPITAL AND DISTRIBUTIONS, Continued

Our partnership agreement requires that we distribute all of our available cash each quarter in the following manner:

•	first, 98.0% to the holders of common units and 2.0% to our general partner, until each common unit has received the minimum quarterly distribution of $0.3625, plus any arrearages from prior quarters;

•	second, 98.0% to the holders of subordinated units and 2.0% to our general partner, until each subordinated unit has received the minimum quarterly distribution of $0.3625; and

•	third, 98.0% to all common and subordinated unitholders, pro rata, and 2.0% to our general partner, until each unit has received a distribution of $0.416875.
 If cash distributions to our unitholders exceed $0.416875 per unit in any quarter, our general partner will receive, in addition to distributions on its 2.0% general partner interest, increasing percentages, up to 48.0%, of the cash we distribute in excess of that amount. We refer to these distributions as “incentive distributions.” The following table summarizes the incentive distribution levels:

					Marginal Percentage Interest in Distributions
	Total Quarterly Distribution Per Unit Target Amount				Unitholders	General Partner Interest	Incentive Distribution Rights
Minimum Quarterly Distribution				$0.362500	98.0%	2.0%	—%
First Target Distribution	above	$0.362500	up to	$0.416875	98.0%	2.0%	—%
Second Target Distribution	above	$0.416875	up to	$0.453125	85.0%	2.0%	13.0%
Third Target Distribution	above	$0.453125	up to	$0.543750	75.0%	2.0%	23.0%
Thereafter			above	$0.543750	50.0%	2.0%	48.0%
Distributions paid
The following table shows distributions paid in 2015, 2014, 2013 and 2012:

Quarter Ended	Record Date	Payment Date	Distribution Per Unit
December 31, 2011	February 3, 2012	February 13, 2012	$0.0670	*
March 31, 2012	May 7, 2012	May 15, 2012	$0.3725
June 30, 2012	August 6, 2012	August 14, 2012	$0.3825
September 30, 2012	November 5, 2012	November 14, 2012	$0.3925
December 31, 2012	February 4, 2013	February 14, 2013	$0.4025
March 31, 2013	May 6, 2013	May 15, 2013	$0.4300
June 30, 2013	August 5, 2013	August 14, 2013	$0.4400
September 30, 2013	November 5, 2013	November 14, 2013	$0.4500
December 31, 2013	February 4, 2014	February 14, 2014	$0.4650
March 31, 2014	May 5, 2014	May 15, 2014	$0.4950
June 30, 2014	August 4, 2014	August 14, 2014	$0.5350
September 30, 2014	November 4, 2014	November 14, 2014	$0.5750
December 31, 2014	February 3, 2015	February 13, 2015	$0.6200
* Calculated as the $0.3625 minimum quarterly distribution, prorated based on the length of time during the three months ended December 31, 2011, that was subsequent to our initial public offering.

ROSE ROCK MIDSTREAM, L.P.
Notes to the Consolidated Financial Statements

11.	PARTNERS' CAPITAL AND DISTRIBUTIONS, Continued

Limited Partner Units
Changes in our limited partner units are as follows:

	Common Units - Public	Common Units - SemGroup	Subordinated Units	Class A units
December 14, 2011 initial public offering	7,000,000	1,389,709	8,389,709	—
Balance at December 31, 2012	7,000,000	1,389,709	8,389,709	—
Private placement	2,000,000	—	—	—
Units issued to SemGroup in SemCrude Pipeline transactions	—	3,000,000	—	2,500,000
August common unit offering	4,750,000	—	—	—
Vesting of equity-based compensation awards, including equivalent distributions	9,739	—	—	—
Balance at December 31, 2013	13,759,739	4,389,709	8,389,709	2,500,000
Units issued to SemGroup in SemCrude Pipeline transaction	—	2,425,000	—	1,250,000
Vesting of equity-based compensation awards, including equivalent distributions	5,712	—	—	—
Balance at December 31, 2014	13,765,451	6,814,709	8,389,709	3,750,000
There were no units issued between the December 14, 2011 initial public offering and December 31, 2012.
Equity Issuances
On August 13, 2013, we issued 4,750,000 common limited partner units to the public for proceeds of $152.5 million, net of underwriting discounts and commissions of $6.4 million. Our general partner contributed $3.2 million to the Partnership to maintain its 2% ownership. Proceeds were used to repay borrowings on our credit facility.
On January 8, 2013, we entered into a Common Unit Purchase Agreement with certain purchasers (the “Purchasers”), pursuant to which, on January 11, 2013, 2.0 million common units were issued and sold to the Purchasers in a private placement at a price of $29.63 per common unit for aggregate consideration of approximately $59.3 million (the “Private Placement”). The Partnership used the net proceeds from the Private Placement to fund a portion of the purchase of the initial 33% interest in SCPL.
See Note 3 for information related to units issued to SemGroup as consideration in the SemCrude Pipeline transactions.
See Note 10 for information related to units issued due to vesting of equity-based compensation awards.
Subsequent Events
On January 1, 2015, based upon satisfying certain operational targets by White Cliffs, all 3,750,000 Class A units were converted to common units on a one-for-one basis. The conversion did not impact the total number of the Partnership's outstanding units representing limited partner interests.
On February 13, 2015, we issued and sold 2.3 million common limited partner units to the public for net proceeds of $89.1 million. Proceeds were used to acquire the Wattenberg Oil Trunkline and a 50% interest in Glass Mountain from SemGroup. See Note 3 for additional information related to the acquisition including units issued to SemGroup as consideration.
On February 17, 2015, certain targets specified in our partnership agreement were achieved and all 8,389,709 subordinated units were converted to common units. The conversion did not impact the total number of the partnership’s outstanding units representing limited partner interests.

ROSE ROCK MIDSTREAM, L.P.
Notes to the Consolidated Financial Statements

12.	EARNINGS PER LIMITED PARTNER UNIT
Net income is allocated to the general partner and the limited partners in accordance with their respective partnership percentages, after giving effect to any priority income allocations, such as incentive distributions that are allocated to the general partner.
Basic and diluted earnings per limited partner unit is determined by dividing net income allocated to the limited partners by the weighted average number of limited partner units for such class outstanding during the period. Diluted earnings per limited partner unit reflects, where applicable, the potential dilution that could occur if securities or other agreements to issue additional units of a limited partner class, such as restricted unit awards, were exercised, settled or converted into such units.
The following tables set forth the computation of basic and diluted earnings per limited partner unit for the years ended December 31, 2014, 2013 and 2012 (in thousands, except per unit data):

	Year Ended December 31, 2014	Year Ended December 31, 2013	Year Ended December 31, 2012
Net income attributable to Rose Rock Midstream, L.P.	$55,167	$36,259	$23,954
Less: General partner’s incentive distribution earned (*)	6,698	483	—
Less: General partner’s 2.0% ownership, including amounts related to WOT revision (Note 1)	1,444	245	479
Net income allocated to limited partners	$47,025	$35,531	$23,475
Numerator for basic and diluted earnings per limited partner unit (**):
Allocation of net income among limited partner interests:
Net income allocable to common units	$32,914	$22,701	$11,737.5
Net income allocable to subordinated units	13,912	13,321	11,737.5
Net income (loss) allocable to Class A units	199	(491)	—
Net income allocated to limited partners	$47,025	$35,531	$23,475
Denominator for basic and diluted earnings per limited partner unit:
Basic weighted average number of common units outstanding	19,419	13,672	8,390
Effect of non-vested restricted units	65	36	16
Diluted weighted average number of common units outstanding	19,484	13,708	8,406
Basic and diluted weighted average number of subordinated units outstanding	8,390	8,390	8,390
Basic and diluted weighted average number of Class A units outstanding	3,154	1,264	—
Earnings (loss) per limited partner unit:
Common units (basic)	$1.69	$1.66	$1.40
Common units (diluted)	$1.69	$1.66	$1.40
Subordinated units (basic and diluted)	$1.66	$1.59	$1.40
Class A units (basic and diluted)	$0.06	$(0.39)	$—
(*) Based on the amount of the distributions declared per common unit related to earnings for the year ended December 31, 2012, our general partner was not entitled to receive incentive distributions for that period.

ROSE ROCK MIDSTREAM, L.P.
Notes to the Consolidated Financial Statements

12.	EARNINGS PER LIMITED PARTNER UNIT, Continued

(**) We calculate net income allocated to limited partners based on the distributions pertaining to the current period’s available cash as defined by our partnership agreement. After adjusting for the appropriate period’s distributions, the remaining undistributed earnings or excess distributions over earnings, if any, are allocated to the general partner, limited partners and participating securities in accordance with the contractual terms of the partnership agreement and as further prescribed under the two-class method. Incentive distribution rights do not participate in undistributed earnings. Prior to the conversion of the Class A units in January 2015, the Class A units did not participate in cash distributions, but were allocated a proportional share of undistributed earnings. Class A units will receive the declared distribution for the fourth quarter of 2014, as such the fourth quarter distribution is reflected in the earnings attributable to Class A units for the year ended December 31, 2014. As distributions related to the available cash exceeded net income, the Class A units reflect a loss for the year ended December 31, 2013.

ROSE ROCK MIDSTREAM, L.P.
Notes to the Consolidated Financial Statements

13.	SUPPLEMENTAL INFORMATION —STATEMENTS OF CASH FLOWS
Acquisitions
In connection with the acquisition of the remaining interest in SCPL in 2014 (Note 3), we issued 2.425 million common units and 1.25 million Class A units, valued at $120.0 million and $58.6 million, respectively, as non-cash consideration to SemGroup. In addition a non-cash contribution of $3.6 million was recorded to the general partner's capital account.
As the transaction occurred between parties under common control, the purchase price in excess of SemGroup's historical cost of the 33% interest in SCPL was treated as an equity transaction with SemGroup, which reduced the partners' capital accounts pro-rata based on ownership percentages. Of the $206.6 million of purchase price in excess of historical cost, $24.4 million represented cash consideration in excess of historical cost and the remaining $182.2 million reduction represented the non-cash portion of the transaction related to equity consideration.
In connection with the acquisition of SCPL in 2013, we issued 3.0 million common units and 2.5 million Class A units, valued at $98.9 million and $70.1 million, respectively, as non-cash consideration to SemGroup. In addition, a non-cash contribution of $4.6 million was recorded to the general partner's capital account.
As the transaction occurred between parties under common control, the purchase price in excess of SemGroup's historical cost of SCPL was treated as an equity transaction with SemGroup, which reduced the partners' capital accounts pro-rata based on ownership percentages. Of the $414.3 million of purchase price in excess of historical cost, $240.6 million represented cash consideration in excess of historical cost and the remaining $173.7 million reduction represented the non-cash portion of the transaction related to equity consideration.
Other supplemental disclosures
We paid cash for interest totaling $8.5 million, $7.2 million and $1.2 million during the years ended December 31, 2014, 2013 and 2012, respectively. We accrued $1.2 million, $1.5 million and $0.1 million for purchases of property, plant and equipment at December 31, 2014, 2013 and 2012, respectively, including amounts related to the WOT acquisition as described in Note 1.

14.	RELATED PARTY TRANSACTIONS
 Direct employee expenses
We do not directly employ any persons to manage or operate our business. These functions are performed by employees of SemGroup. SemGroup charged us $34.0 million, $13.5 million and $12.1 million during the years ended December 31, 2014, 2013 and 2012, respectively, for direct employee costs, including equity compensation and defined contribution plan benefits described in Note 10 and including amounts related WOT due to the acquisition described in Note 1. These expenses were recorded to operating expenses and to general and administrative expenses in our consolidated statements of income.
Allocated expenses
SemGroup incurs expenses to provide certain indirect corporate general and administrative services to its subsidiaries. Such expenses include employee compensation costs, professional fees and rental fees for office space, among other expenses. The allocation of expenses is determined based on a transfer pricing analysis which is periodically updated. The most recent update occurred in December 2014.
SemGroup charged us $10.7 million, $7.3 million and $6.4 million during the years ended December 31, 2014, 2013 and 2012, respectively, for such allocated costs, including amounts related to WOT due to the acquisition described in Note 1. These expenses were recorded to general and administrative expenses in our consolidated statements of income.
Common control transactions
During 2014 and 2013, we purchased interests in SCPL from SemGroup. See Note 3 for additional information.
NGL Energy Partners LP and subsidiaries (Gavilon, LLC and High Sierra Crude Oil and Marketing, LLC)
For the years ending December 31, 2014, 2013 and 2012, we generated revenues from NGL Energy in the amounts of $400.3 million, $693.2 million and $362.7 million, respectively. For the years ending December 31, 2014, 2013 and 2012, we made purchases of condensate from NGL Energy in the amounts of $437.0 million, $669.4 million and $328.6 million, respectively. We received reimbursements from NGL Energy for certain services in the amount of $168.0 thousand and $182.0 thousand for the years ended December 31, 2014 and 2013, respectively. There were no reimbursements from NGL Energy during the year ended December 31, 2012.

ROSE ROCK MIDSTREAM, L.P.
Notes to the Consolidated Financial Statements

14.	RELATED PARTY TRANSACTIONS, Continued

Transactions with NGL Energy and its subsidiaries primarily relate to marketing, storage and transportation services of crude oil, including buy/sell transactions. In accordance with ASC 845-10-15, these transactions were reported as revenue on a net basis in our consolidated statements of income because the purchases of inventory and subsequent sales of the inventory were with the same counterparty. For comparability, prior year amounts above have been revised to include transactions with Gavilon, LLC, which was not affiliated with NGL Energy until December 2013.
SemGas
We purchase condensate from SemGas, L.P. (“SemGas”), which is also a wholly-owned subsidiary of SemGroup. Our purchases from SemGas were $37.9 million, $24.0 million and $10.6 million for the years ended December 31, 2014, 2013 and 2012, respectively.
White Cliffs
We provide storage and management services to White Cliffs. We generated revenues from White Cliffs of $2.9 million, $2.9 million and $2.5 million for the years ended December 31, 2014, 2013 and 2012, respectively. We incurred $3.9 million of cost for the year ended December 31, 2014 related to transportation fees for shipments on White Cliffs.
Glass Mountain Pipeline, LLC
SemGroup holds a 50% interest in Glass Mountain. We incurred $0.8 million of cost for the year ended December 31, 2014 related to transportation fees for shipments on Glass Mountain's pipeline. We received $0.5 million in fees from Glass Mountain for the year ended December 31, 2014 related to support services associated with Glass Mountain's pipeline operations.
 Legal services
The law firm of Conner & Winters, LLP, of which Mark D. Berman is a partner, performs legal services for us. Mr. Berman is the spouse of Candice L. Cheeseman, General Counsel and Secretary. Mr. Berman does not perform any legal services for us. We paid $0.1 million, $0.4 million and $0.6 million in legal fees and related expenses to this law firm during the years ended December 31, 2014, 2013 and 2012, respectively.
Our equity method investee, White Cliffs, paid legal fees and related expenses to this law firm of $0.1 million and $0.2 million during the years ended December 31, 2014 and 2013, respectively.

15.	QUARTERLY FINANCIAL DATA (UNAUDITED)
Summarized information on the unaudited consolidated net income of Rose Rock Midstream, L.P. for the quarters during the year ended December 31, 2014, is shown below (in thousands), includes all normal recurring adjustments that management considers necessary for fair presentation and has been revised due to the WOT acquisition as described in Note 1:

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
Total revenues	$292,514	$292,156	$376,856	$336,571	$1,298,097
Total expenses	284,981	286,650	368,615	331,045	1,271,291
Earnings from equity method investment	11,080	12,291	16,289	17,718	57,378
Operating income	18,613	17,797	24,530	23,244	84,184
Other expenses, net	2,387	2,709	8,010	8,153	21,259
Net income	16,226	15,088	16,520	15,091	62,925
Less: net income attributable to noncontrolling interests	3,676	4,082	—	—	7,758
Net income attributable to Rose Rock Midstream, L.P.	$12,550	$11,006	$16,520	$15,091	$55,167
Earnings (loss) per limited partner unit
Common unit (basic)	$0.45	$0.41	$0.50	$0.34	$1.69
Common unit (diluted)	$0.45	$0.41	$0.50	$0.34	$1.69
Subordinated unit (basic and diluted)	$0.45	$0.37	$0.50	$0.34	$1.66
Class A unit (basic and diluted)*	$(0.05)	$(0.25)	$(0.07)	$0.34	$0.06

ROSE ROCK MIDSTREAM, L.P.
Notes to the Consolidated Financial Statements

15.	QUARTERLY FINANCIAL DATA (UNAUDITED), Continued

* Class A units converted to common units on January 1, 2015 and were eligible for distributions of fourth quarter 2014 earnings.
Summarized information on the consolidated net income of Rose Rock Midstream, L.P. for the quarters during the year ended December 31, 2013, is shown below (in thousands) and includes all normal recurring adjustments that management considers necessary for fair presentation:

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
Total revenues	$171,232	$161,422	$181,831	$252,717	$767,202
Total expenses	160,937	153,257	174,140	250,757	739,091
Earnings from equity method investments	3,453	3,451	3,527	7,140	17,571
Operating income	13,748	11,616	11,218	9,100	45,682
Other expenses, net	1,754	2,482	1,873	2,058	8,167
Net income	11,994	9,134	9,345	7,042	37,515
Less: net income attributable to noncontrolling interests	—	—	—	1,256	1,256
Net income attributable to Rose Rock Midstream, L.P.	$11,994	$9,134	$9,345	$5,786	$36,259
Earnings (loss) per limited partner unit
Common unit (basic)	$0.59	$0.44	$0.45	$0.26	$1.66
Common unit (diluted)	$0.59	$0.44	$0.45	$0.26	$1.66
Subordinated unit (basic and diluted)	$0.57	$0.44	$0.37	$0.24	$1.59
Class A unit (basic and diluted)	$0.16	$—	$(0.08)	$(0.38)	$(0.39)